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                                                                Exhibit 4.18


                            STOCKHOLDERS' AGREEMENT


                  STOCKHOLDERS' AGREEMENT, dated as of August 4, 1999 (the "Agreement"), among SABINE RIVER HOLDING CORP., a Delaware corporation (the "Company"), CLARK REFINING HOLDINGS INC., a Delaware corporation ("Holdings"), and OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation ("Oxy").

                  WHEREAS, on the date hereof, the Company and Holdings are entering into a Subscription Agreement, dated the date hereof, whereby Holdings will acquire 90,000 of the outstanding shares (the "Funded Holdings Shares") of common stock, par value $.01 per share, of the Company ("Common Stock");

                  WHEREAS, on the date hereof, the Company and Oxy are entering into a Subscription Agreement, dated the date hereof, whereby Oxy will acquire 10,000 of the outstanding shares (the "Funded Oxy Shares") of Common Stock;

                  WHEREAS, on August 19, 1999, the Company and Holdings will enter into a Capital Contribution Agreement, dated as of August 19, 1999 (the "Holdings Contribution Agreement"), whereby Holdings will acquire 6,046,364 of the outstanding shares (together with the Funded Holdings Shares, the "Holdings Shares") of Common Stock;

                  WHEREAS, on August 19, 1999, the Company and Oxy will enter into a Capital Contribution Agreement, dated as of August 19, 1999 (the "Oxy Contribution Agreement"; together with the Holdings Contribution Agreement, the "Contribution Agreements"), whereby Oxy will acquire 671,818 of the outstanding shares (together with the Funded Oxy Shares, the "Oxy Shares") of Common Stock; and

                  WHEREAS, pursuant to Section 12(c) of the Oxy Contribution Agreement, Oxy will acquire warrants to purchase 30,000 additional shares of Common Stock (the "Warrants"); and

                  WHEREAS, pursuant to Section 12(a) of each of the Contribution Agreements, Holdings and Oxy are obligated to enter into a Stockholders Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                  SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

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                  "Accepting Party" has the meaning specified in Section
         3.04(b).

                  "affiliate" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Agreement" means this Stockholders' Agreement.

                  "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act as in effect on the date hereof, provided that beneficial ownership under Rule 13d-3(l)(i) shall be determined based on whether a Person has a right to acquire beneficial ownership within 60 days or thereafter.

                  "Board" means the Board of Directors of the Company.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "Capital Stock" means, with respect to any Person at any time, any and all shares. interests, participation or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

                  "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from any of Standard & Poor's Corporation, Moody's Investors Service, Inc. or Duff & Phelps Credit Rating Co. or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.

                  "Cause" has the meaning specified in Section 2.02(c).

                  "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

                  "Company" means Sabine River Holding Corp., a Delaware corporation.

                  "Contribution Agreements" has the meaning specified in the fourth recital hereof.

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                  "control" (including the terms "controlled by" and "under
         common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

                  "Director" means a member of the Board.

                  "Encumbrance" means any security interest, lien, claim, pledge, limitation on voting rights, charge or other encumbrance of any nature whatsoever.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Notice" has the meaning specified in Section
         4.02(a).

                  "Exchange Ratio" has the meaning specified in Section
         4.02(b).

                  "Exchange Shares" has the meaning specified in Section
         4.02(a).

                  "Funded Holdings Shares" has the meaning specified in the first recital hereof.

                  "Funded Oxy Shares" has the meaning specified in the second recital hereof.

                  "Governmental Entity" means any administrative, governmental or regulatory authority or body or any court or tribunal, domestic or foreign.

                  "Holdings" means Clark Refining Holdings Inc., a Delaware corporation.

                  "Holdings Contribution Agreement" has the meaning specified in the third recital hereof.

                  "Holdings Shares" means the Shares owned from time to time by Holdings and any Person to whom any of such shares are transferred from time to time.

                  "Holdings Stockholders' Agreement" means the Second Amended and Restated Stockholders' Agreement, dated November 3, 1997, between Clark USA, Inc. and Occidental C.O.B. Partners.

                  "Initial Oxy Shares" has the meaning specified in Section
         2.01.

                  "Laws" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

                  "Marketable Securities" means securities that are (a) (i) securities of or other interests in any Person that are traded on a national securities exchange, reported on by

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         NASDAQ or otherwise actively traded over-the-counter or (ii) debt securities of a Person that has debt or equity securities that are so traded or so reported on and in which a nationally recognized securities firm has agreed to make a market, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or any other applicable Law.

                  "Minimum Sale Price" has the meaning specified in Section 3.04(d).

                  "NASDAQ" means the National Association of Securities Dealers, Inc. National Market System.

                  "Nominee" has the meaning specified in Section 2.03(a).

                  "Notice of Acceptance" has the meaning specified in Section 3.04(b).

                  "Offer" has the meaning specified in Section 3.04(a).

                  "Offer Notice" has the meaning specified in Section 3.04(a).

                  "Offer Notice Date" has the meaning specified in Section 3.04(b).

                  "Offer Period" has the meaning specified in Section 3.04(b).

                  "Offer Price" has the meaning specified in Section 3.04(a).

                  "Offered Shares" has the meaning specified in Section
         3.04(a).

                  "Oxy" means Occidental Petroleum Corporation, a Delaware corporation.

                  "Oxy Contribution Agreement" has the meaning specified in the fourth recital hereof.

                  "Oxy Director" has the meaning specified in Section 2.01.

                  "Oxy Shares" means the Shares owned from time to time by Oxy and any Person to whom any of such shares are transferred from time to time.

                  "Parties" means the Company, Holdings and Oxy.

                  "Permitted Designee" has the meaning specified in Section 3.04(b).

                  "Permitted Transferee" means (a) the Company or any Subsidiary of the Company, (b) Oxy, (c) Holdings, (d) any affiliate of Oxy; provided, however, that any such affiliate shall cease to be a Permitted Transferee in the event it shall cease to be an affiliate of Oxy or (e) any affiliate of Holdings; provided, however, that any such affiliate

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

         shall cease to be a Permitted Transferee in the event it shall cease to be an affiliate of Holdings.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Prospective Seller" has the meaning specified in Section 3.04(a).

                  "Prospective Transferee" has the meaning specified in
         Section 3.05(a).

                  "Public Offering" means an underwritten public offering of equity securities of the Company pursuant to a registration statement that has been declared effective by the SEC under the Securities Act, in which such equity securities are widely distributed and after which such equity securities are traded on a national securities exchange or reported on by NASDAQ.

                  "Recapitalization" means any stock split, dividend or combination, or any recapitalization, merger, consolidation, exchange or other similar reorganization.

                  "Registrable Securities" has the meaning specified in
         Section 3.07 hereof.

                  "Restricted Shares" means all Shares other than (a) Shares that have been registered on a registration statement pursuant to the Securities Act, (b) Shares with respect to which a Sale has been made in reliance on and in accordance with Rule 144 and (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a "no action" letter from the staff of the SEC, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act or compliance with Rule 144.

                  "Rule 144" means Rule 144 (or any successor provision) under the Securities Act.

                  "Rule 144 Transaction" means any Sale of Oxy Shares or Holdings Shares made in reliance upon Rule 144.

                  "Sale" means any sale, assignment, transfer, distribution or other disposition of Shares or of a participation therein, whether voluntarily or by operation of law.

                  "SEC" means the Securities and Exchange Commission, and any successor commission agency having similar powers.

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

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Share" means any share of Company Common Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any Recapitalization.

                  "Stockholder" means each Person (other than the Company) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to
         Section 3.05, or otherwise, so long as such Person shall beneficially own any Shares or any options, warrants or similar rights to acquire Shares.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity controlled by such Person directly or indirectly through one or more intermediaries.

                  "Tagging Stockholder" has the meaning specified in Section
         3.07 hereof.

                  "Third Party" means, with respect to any Stockholder, any other Person other than a Permitted Transferee.

                  "Trading Day" has the meaning specified in Section 3.04(g).

                  "Transferring Stockholder" has the meaning specified in
         Section 3.07 hereof.

                  "Warrants" has the meaning specified in the fifth recital hereof.


                                  ARTICLE II

                             CORPORATE GOVERNANCE

                  SECTION 2.01 Composition of the Board. (a) So long as Oxy and any Permitted Transferee that acquires more than 50% of the Shares owned by Oxy on August 19, 1999 (the "Initial Oxy Shares") own in the aggregate at least 20% of the Initial Oxy Shares, Oxy or, at Oxy's election, any Permitted Transferee that acquires more than 50% of the Initial Oxy Shares shall be entitled to designate one Director for election to the Board (the "Oxy Director"). Each Stockholder shall vote all voting Shares owned or held of record by such Person at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares owned or held of record by it, in favor of the election of the Oxy Director as a Director. In the event Oxy, and any Permitted Transferee that acquires more than 50% of the Initial Oxy Shares shall at any time not own in the aggregate at least 20% of the Initial Oxy Shares, Oxy and such affiliates shall cause the Oxy Director to tender his or her written resignation as a Director to the Secretary of the Company as soon as practicable.

                  (b) The remainder of the Directors shall be designated by Holdings; provided, however, that one Director so designated shall be (i) unaffiliated with both Oxy and its affiliates and Holdings and its affiliates and (ii) subject to any consents as are required pursuant to any project financing documents relating to the Port Arthur Coker Company L.P.

                  SECTION 2.02 Removal. (a) Upon the written request of Oxy, each Stockholder shall vote all of his, her or its voting Shares in favor of the removal of the Oxy Director. Each Stockholder agrees that, if, at any time, he, she or it is then entitled to vote for the removal of Directors, he, she or it will not vote any of his, her or its voting Shares in favor of the removal of the Oxy Director unless such removal shall be for Cause (as defined below) or Oxy shall have consented to or directed such removal in writing.

                  (b) With respect to any Director designated by Holdings, upon the written request of Holdings, each Stockholder shall vote all of his, her or its voting Shares in favor of the removal of such Director. Each Stockholder agrees that, if, at any time, he, she or it is then entitled to vote for the removal of Directors, he, she or it will not vote any of his, her or its voting Shares in favor of the removal of a Director designated by Holdings unless Holdings shall have consented to or directed such removal in writing.

                  (c) Removal for "Cause" shall mean removal of a Director because of such Director's (a) willful and continued failure to substantially perform his or her duties as a Director, (b) willful conduct which is significantly injurious to the Company, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.

                  SECTION 2.03 Vacancies. (a) If, as a result of death disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board due to the absence of a Director who shall have been designated pursuant to Section 2.01(a), and the requirements of Section 2.01(a) shall remain satisfied in all respects, (i) Oxy may designate, in a writing executed by Oxy, another individual to fill such vacancy and to serve as a Director (the "Nominee") and
(ii) each Stockholder then entitled to vote for the election of Directors shall vote his, her or its voting Shares at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares, as the case may be, in favor of the election of the Nominee as a Director.

                  (b) If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board due to the absence of a Director who shall have been designated by Holdings, (i) Holdings may designate, in a writing executed by Holdings, a Nominee and (ii) each Stockholder then entitled to vote for the election of Directors shall vote his, her or its voting Shares at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares, as the case may be, in favor of the election of such Nominee as a Director.


                                  ARTICLE III

                              TRANSFER OF SHARES

                  SECTION 3.01 General Restriction. No Stockholder shall, directly or indirectly, make or solicit any Sale of, or create, incur, assume or suffer to exist any Encumbrance with

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

respect to, any Share beneficially owned by such Stockholder, except in compliance with the Securities Act and the rules and regulations thereunder, this Agreement and any financing documents relating to the Port Arthur coker project including, without limitation, the Common Security Agreement (as defined in the Contribution Agreements).

                  SECTION 3.02 Legends. (a) The Company shall affix to each certificate evidencing Shares issued to Stockholders a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT BETWEEN SABINE RIVER HOLDING CORP. (THE "COMPANY"), CLARK REFINING HOLDINGS INC. AND OCCIDENTAL PETROLEUM CORPORATION, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF
                  SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT."

                  (b) In the event that any Shares shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT BETWEEN SABINE RIVER HOLDING CORP. (THE "COMPANY"), CLARK REFINING HOLDINGS INC. AND OCCIDENTAL PETROLEUM CORPORATION, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE,

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

                  AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS' AGREEMENT."

                  (c) In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement as provided in
Section 3.03(b), the Company shall, upon written request of the holder thereof, issue to such holder a new certificate evidencing such Shares with a legend in substantially the following form:

                  "NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER."

                  (d) In the event that any Shares shall cease to be Restricted Shares and shall cease to be subject to the restrictions on transfer set forth in this Agreement as provided in Section 3.03(b), the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by
Section 3.02(a) endorsed thereon.

                  SECTION 3.03 Certain Restrictions on Transfer. (a) Each Stockholder agrees that it will not, directly or indirectly, make or solicit any Sale of, or create, incur, assume or suffer to exist any Encumbrance (other than a pledge or hypothecation of Shares to one or more bona fide financial institutions and any foreclosure thereof, in each case subject to Section
3.05) with respect to any Share beneficially owned by such Stockholder other than (i) any Sale to a Permitted Transferee, (ii) any Sale for cash, Cash Equivalents or Marketable Securities to a Third Party that is made in compliance with the procedures, and subject to the limitations, set forth in
Section 3.04 (if applicable), (iii) any Sale pursuant to a Public Offering or
(iv) any Sale in a Rule 144 Transaction. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, all Sales permitted by the foregoing clauses (i) and (ii) shall be subject to, and shall not be made other than in compliance with, the provisions of Sections 3.01, 3.02 and 3.05.

                  (b) The restrictions on transfer set forth in this Agreement shall cease to apply (i) to any particular Shares at such time as such Shares are sold pursuant to a Public Offering or a Rule 144 Transaction and (ii) upon the termination of this Agreement.

                  SECTION 3.04 Right of First Refusal. (a) If any Stockholder other than Holdings receives from a Third Party dealing at arm's length a bona fide offer to purchase for

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

cash, Cash Equivalents or Marketable Securities (an "Offer") any of the Oxy Shares owned or held by such Stockholder, and such Stockholder intends to sell such Oxy Shares to such Third Party, such Stockholder (for purposes of this Section 3.04, the "Prospective Seller") shall provide Holdings written notice of such Offer (an "Offer Notice"). The Offer Notice shall identify the Third Party making the Offer, the number and class of Oxy Shares with respect to which the Prospective Seller has such an Offer (the "Offered Shares"), the price per Offered Share at which a sale is proposed to be made, determined in accordance with Section 3.04(g) ("Offer Price"), the form of consideration in which the Offer Price is proposed to be paid, and all other material terms and conditions of the Offer.

                  (b) The receipt of an Offer Notice by Holdings from a Prospective Seller (the date of such receipt being referred to herein as the "Offer Notice Date") shall constitute an offer by such Prospective Seller to sell to Holdings and any designee or designees of Holdings ("Permitted Designees") the Offered Shares at the Offer Price in cash. Such offer shall be irrevocable during the Offer Period (as hereinafter defined). Holdings and any Permitted Designees shall have the right to accept such offer as to any or all of the Offered Shares by giving a written notice of acceptance (the "Notice of Acceptance") to the Prospective Seller prior to the expiration of the Offer Period (Holdings or any Permitted Designees so accepting such offer, an "Accepting Party"); provided, however, that Holdings and any Permitted Designees shall provide a single Notice of Acceptance to the Prospective Seller and such Notice of Acceptance must accept the offer as to all of the Offered Shares on the same terms and conditions as the Offer (other than as expressly set forth herein). If Holdings or any Permitted Designee so accepts the Prospective Seller's offer, such Person will purchase for cash from the Prospective Seller, and the Prospective Seller will sell to such Accepting Party, such number of Offered Shares as to which such Accepting Party shall have accepted the Prospective Seller's offer (which must total, as to all Accepting Parties, all of the Offered Shares). The price per Offered Share to be paid by such Accepting Party shall be the Offer Price. The Notice of Acceptance shall specify (i) each Accepting Party's acceptance of the Prospective Seller's offer and (ii) the number of Offered Shares to be purchased by each Accepting Party. "Offer Period" means (i) in the event the Third Party making the Offer is engaged in the refining business, the twenty Business Day period commencing on the date the Offer Notice is received by Holdings, or (ii) in all other cases, the ten Business Day period commencing on the date the Offer Notice is received by Holdings.

                  (c) The consummation of such purchases by and sales to the Accepting Parties all take place on such date, not later than 90 days after receipt of the Offer Notice by Holdings (or such longer period as may be specified in the Offer Notice), as the Accepting Parties and the Prospective Seller shall select. Upon the consummation of such purchase and sale, the Prospective Seller shall (i) deliver to the Accepting Party certificates evidencing the Offered Shares purchased and sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to such Accepting Party duly executed by the Prospective Seller, and (ii) assign all its rights under this Agreement with respect to the Offered Shares purchased and sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

                  (d) In the event that (i) Holdings shall have received an Offer Notice from a Prospective Seller but the Prospective Seller shall not have received from Holdings and

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

Permitted Designees a Notice of Acceptance with respect to all the Offered Shares prior to the expiration of the Offer Period or (ii) an Accepting Party shall have given a Notice of Acceptance to the Prospective Seller but such Accepting Party shall have failed to consummate, other than as a result of the fault of the Prospective Seller, a purchase of the Offered Shares with respect to which such Notice of Acceptance was given within 90 days after receipt of the Offer Notice by Holdings (or such longer period as may be specified in the Offer Notice), such Prospective Seller shall have the right thereafter to make a sale of the Offered Shares so long as all the Offered Shares that are sold by the Prospective Seller (which number of Offered Shares shall be not less than the number of Offered Shares specified in such Offer Notice) are sold for cash, Cash Equivalents or Marketable Securities (i) within 180 days after the date of receipt of such Offer Notice by Holdings, (ii) at an amount not less than the Minimum Sale Price (as hereinafter defined) and (iii) to the Third Party that made the Offer. "Minimum Sale Price" means (x) if the Prospective Seller's right to sell the Offered Shares results from the event described in clause (i) of the preceding sentence, (A) an amount equal to 97 percent of the Offer Price set forth in the Offer Notice if such sale is consummated within 30 days after the expiration of the Offer Period or (B) an amount equal to 95 percent of the Offer Price set forth in the Offer Notice if such sale is consummated thereafter, or (y) if the Prospective Seller's right to sell the Offered Shares results from the event described in clause (ii) of the preceding sentence, an amount equal to 90 percent of the Offer Price set forth in the Offer Notice.

                  (e) In the event (i) that Holdings shall have received an Offer Notice from a Prospective Seller, (ii) the Prospective Seller shall not have received a Notice of Acceptance for all the Offered Shares prior to the expiration of the Offer Period and (iii) such Prospective Seller shall not have sold the remaining Offered Shares before the expiration of the 180-day period in accordance with paragraph (d) above, then such Prospective Seller shall not give another Offer Notice for a period of 120 days after the last day of such 180-day period.

                  (f) Anything in this Section 3.04 or in Section 3.03(a) to the contrary notwithstanding, the provisions of this Section 3.04 shall not be applicable to Sales of Capital Stock described in clauses (i), (iii) and (iv) of Section 3.03(a).

                  (g) For the purpose of determining the Offer Price with respect to an Offer that contemplates the payment of consideration in the form of Cash Equivalents or Marketable Securities, the value of such Cash Equivalents or Marketable Securities shall be determined as set forth in this
Section 3.04(g). The value of Cash Equivalents shall be the fair market value of such Cash Equivalents as of the Offer Notice Date as determined by a nationally recognized investment banking firm selected by Holdings and reasonably acceptable to the Prospective Seller. The value of Marketable Securities shall be, if such securities are listed or admitted to trading on a national securities exchange, the average of the last sale prices for such securities during the twenty consecutive Trading Days preceding the Offer Notice Date, reported in the principal consolidated transaction reporting system for securities listed on principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the average during the twenty consecutive Trading Days preceding the Offer Notice Date of the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by a majority of the Directors. If no market maker is making a market in such securities at such time, the fair value of such securities on the Offer Notice shall be determined in good faith by a nationally recognized investment banking firm selected by Holdings and reasonably acceptable to the Prospective Seller (the fees and expenses of which shall be paid one-half by Holdings and one-half by the Prospective Seller). If such securities are not publicly held or not so listed or traded, the value of such securities shall mean the fair value of such securities as of the Offer Notice Date as determined in good faith by a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the Prospective Seller (the fees and expenses of which be paid one-half by the Company and one-half by the Prospective Seller), whose determination shall be conclusive for all purposes. The term "Trading Day" shall mean, if securities are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which such shares are listed or admitted to trading is open for the transaction of business or, if such shares are not so listed or admitted, a Business Day.

                  SECTION 3.05 Transferees to Execute Agreement. (a) Each Stockholder agrees that it will not, directly or indirectly, make any Sale of or create, incur, assume or suffer to exist Encumbrance with respect to, any Shares beneficially owned by such Stockholder unless, contemporaneously with or prior to the consummation of any such Sale or the creation, incurrence, assumption or existence of such Encumbrance, the Person to whom such is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred, assumed or suffered to exist, in any case, (a "Prospective Transferee") executes and delivers to the Company its written agreement, in form and substance reasonably satisfactory to the Company, whereby such Prospective Transferee (i) confirms that, with respect to the Shares that are the subject of such Sale or Encumbrance, it shall be deemed to be a Stockholder for purposes of this Agreement and agrees to be bound by all the terms of this Agreement, and (ii) represents and warrants that, upon the consummation of Sale or the creation, incurrence, assumption or existence of such Encumbrance, such Agreement is a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by such Prospective Transferee of the agreement referred to in the preceding sentence, such Prospective Transferee shall be deemed a Stockholder for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement, in each case with respect to the Shares beneficially owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred, assumed or suffered to exist.

                  (b) Anything in this Section 3.05 or in Section 3.03 to the contrary notwithstanding, the provisions of this Section 3.05 will not be applicable to any Sale of Shares pursuant to a Public Offering or a Rule 144 Transaction.

                  SECTION 3.06 Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect any Shares shall be null and void and of no force and effect, the purported transferee will have no rights or privileges in or with respect to the Company, and the Company shall give no effect in the Company's stock records to such attempted Sale or Encumbrance.

                  SECTION 3.07 Tag-Along Rights. (a) So long as this Agreement shall remain in effect and Holdings beneficially owns on a fully diluted basis an aggregate number of shares of Common Stock not less than one-fourth (1/4) of the shares of Common Stock owned by Holdings on August 19, 1999, with respect to any proposed Transfer by Holdings (in such capacity, a "Transferring Stockholder") of Common Stock, other than a Transfer to any affiliate of Holdings or any stockholder, partner or other equity owner of any such affiliate or Holdings or (ii) pursuant to a Public Offering, the Transferring Stockholder shall have the obligation, and Oxy and its Permitted Transferees shall have the right, to require the proposed transferee to purchase from Oxy and its Permitted Transferees (in such capacity, a "Tagging Stockholder") a number of the Oxy Shares and any additional Shares issued in connection with any Recapitalization ("Registrable Securities") up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Registrable Securities owned by the Tagging Stockholder and sought by the Tagging Stockholder sought to be included in the contemplated Transfer by (B) the aggregate number of shares of Common Stock owned by the Transferring Stockholder and the Tagging Stockholder to be included in the contemplated Transfer, and (ii) the total number of shares of Common Stock proposed to be directly or indirectly Transferred to the transferee in the contemplated Transfer, and at the same price per share of Common Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) applicable to the Transferring Stockholder; provided that in order to be entitled to exercise its right to sell shares of Common Stock to the proposed transferee pursuant to this Section 3.07, the Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements that the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Common Stock of the Transferring Stockholder; and provided further, that all representations and warranties shall be made by the Tagging Stockholder and the Transferring Stockholder severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholder (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis.

                  (b) The Transferring Stockholder shall give notice to the holders of the Oxy Shares of each proposed Transfer giving rise to the rights of the Tagging Stockholder set forth in the first sentence of Section 3.07(a) at least 15 business days prior to the proposed consummation of such Transfer, setting forth the number of shares of Common Stock proposed to be so transferred, the name and address of the proposed transferee, the proposed amount and form of consideration and the other terms and conditions offered by the proposed transferee, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 3.07 and has agreed to purchase shares of Common Stock in accordance with the terms hereof. The tag-along rights provided by this Section 3.07 must be exercised by the Tagging Stockholder within 5 business days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder's desire to exercise its rights and specifying the number of shares of Common Stock it desires to sell. The Transferring Stockholder shall be entitled under this Section 3.07 to Transfer to the proposed transferee the number of shares of Common Stock equal to the difference between the number referred to in clause (ii) of paragraph (a) above and the aggregate number of shares of Common Stock set forth in the written notice, if any, delivered by the Tagging Stockholder pursuant to the preceding sentence (up to the maximum number of Registrable Securities beneficially owned by such Tagging Stockholder required to be purchased by the proposed transferee pursuant to the first sentence of
Section 3.07(a)). If the proposed transferee fails to purchase Registrable Securities from any Tagging Stockholder that has properly exercised its tag-along rights under Section 3.07(a), then the Transferring Stockholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Section 3.06 hereof.

                  (c) If the Tagging Stockholder exercises its rights under
Section 3.07(a), the closing of the purchase of the Registrable Securities with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder's Common Stock. At the closing, the Tagging Stockholder shall deliver to the proposed transferee the certificate or certificates representing the shares of Common Stock to be sold pursuant to such sale by such Tagging Stockholder, duly endorsed for transfer, against receipt of the purchase price thereof.

                  SECTION 3.08 Drag-Along Rights. So long as this Agreement shall remain in effect and Holdings beneficially owns on a fully diluted basis an aggregate number of shares of Common Stock not less than one-fourth (1/4) of the Common Stock owned by Holdings on August 19, 1999, if Holdings receives an offer from a Third Party to purchase all, but not less than all, of the outstanding shares of Common Stock owned by Holdings and such offer is accepted by Holdings, then the holders of the Oxy Shares hereby agree that they will Transfer all Registrable Securities beneficially owned by them to such Third Party upon the terms and conditions of the offer (including without limitation time of payment and form of consideration) applicable to Holdings, provided that the holders of the Oxy Shares must agree to make to the Third Party the same representations, warranties, covenants, indemnities and agreements that Holdings agrees to make in connection with the proposed Transfer; and provided further, that all representations and warranties shall be made by the holders of the Oxy Shares and Holdings severally and not jointly and that the liability of the holders of the Oxy Shares and Holdings (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the Third Party and shall be borne by each of them on a pro rata basis. At the closing of any such Transfer, the holders of the Oxy Shares shall deliver to the Third Party the certificate or certificates representing the shares of Common Stock to be sold pursuant to such sale by such holder, duly endorsed for transfer, against receipt of the purchase price thereof. The closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of Holdings Common Stock.

                                  ARTICLE IV

                       ADDITIONAL RIGHTS OF THE COMPANY

                  SECTION 4.01 Right to Require Exchange. (a) If, at any time, the Board determines, upon advice from its counsel, that it is no longer necessary for Port Arthur Finance Corp. to be bankruptcy remote, the Company will so notify the holders of the Oxy Shares. At any time after such notice, the holders of the Oxy Shares may, at their election, and the Company may, by notice to the holders of the Oxy Shares (the "Exchange Notice"), require the holders of the Oxy Shares to, exchange (and such holders hereby agree to exchange), all of the Oxy Shares as are then outstanding not fewer than thirty
(30) nor more than ninety (90) days after the date of the Exchange Notice for newly issued shares of Class F Common Stock, par value $.01 per share, of Holdings (the "Exchange Shares") based on a valuation of the Oxy Shares at the Exchange Ratio (defined below). The closing under this Section 4.01 shall take place at the offices of the Company at 10:00 a.m. local time on a date not more than one hundred twenty (120) days after the date the Exchange Notice is received by the holders of the Oxy Shares as the Company shall specify by such notice, or at such other time and place as the Company and the holders of a majority in interest of the Oxy Shares may agree upon. At the closing, the holders of the Oxy Shares will deliver to the Company, free and clear of all Liens and claims of third parties, a certificate or certificates evidencing the Oxy Shares to be exchanged (properly endorsed or accompanied by stock powers or assignments with signature(s) guaranteed or similar appropriate documentation of authority to transfer), and the Company will deliver to the holders of the Oxy Shares, free and clear of all Liens and claims of third parties, a certificate or certificates evidencing the Exchange Shares (properly endorsed or accompanied by stock powers or assignments with signature(s) guaranteed or similar appropriate documentation of authority to transfer).

                  (b) The exchange ratio shall be calculated to yield to the holders of the Oxy Shares Exchange Shares that have a fair market value equivalent to the then fair market value of the Oxy Shares being exchanged (the ratio in such exchange being referred to as the "Exchange Ratio"). The procedure for determining the relative values of the Oxy Shares, the Exchange Shares and the Exchange Ratio will be as provided in this Section 4.01(b). Upon a request for an exchange, Holdings will within 30 days propose an Exchange Ratio reflective of its determination of relative values, based on the advice of an investment banking or valuation firm. The holders of a majority in interest of the Oxy Shares will have 20 days from the receipt of such proposed Exchange Ratio and valuations to agree to such Exchange Ratio or negotiate with Holdings an alternative Exchange Ratio. Absent such agreement, such holders will by the end of such 20 day period propose an alternative Exchange Ratio based on their determination of values, based on the advice of an investment banking or valuation firm. If within seven days of the holders presenting such alternative Exchange Ratio and values Holdings and such holders are not able to agree on the Exchange Ratio to be used, they will jointly engage a third mutually agreed nationally recognized investment banking or valuation firm whose mandate will be to select within 20 days one or the other of the two proposed Exchange Ratios, which will then be the Exchange Ratio upon which the exchange will be consummated.

                  (c) The Exchange Shares (as well as the shares issuable upon exercise of the Warrants) will constitute registrable shares entitled to the benefits of the existing registration rights held by Oxy pursuant to the Holdings Stockholders' Agreement.

                  (d) Neither the Company nor Holdings shall avoid or seek to avoid the observance or performance of any of the terms of this Section 4.01, but will at all times in good faith assist in the carrying out of all such terms and in the taking of any action as may be reasonably necessary or appropriate to protect the rights of Oxy against impairment of Oxy's rights hereunder.

                  (e) Holdings shall at all times have authorized a sufficient number of shares of Class F Common Stock, par value $.01 per share, of Holdings so that Holdings will be able to deliver the Exchange Shares to Oxy in accordance with the terms of this Agreement.


                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

                  SECTION 5.01 Representations and Warranties of Each Party. Each Party hereby makes the following representations and warranties to the other Parties:

                  (a) Organization and Qualification. Such entity is a corporation or a general partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                  (b) Authority. Such entity has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such entity and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action and no other proceedings on the part of such entity are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such entity and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.

                  (c) No Conflict; Required Filings and Consents. (i) The execution of and delivery of this Agreement by such entity do not, and the performance this Agreement by such entity will not, (A) conflict with or violate the Certificate of Incorporation, By-Laws or similar organizational documents of such entity, (B) conflict with or violate any Laws applicable to such entity or by which any of its properties or assets is bound or (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of such entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such entity is a party or by which such entity or any of its properties is bound, except in any case for such conflicts, violations, breaches, defaults or other effects which would not prevent or materially delay the performance by such entity of its obligations hereunder.

                  (ii) The execution and delivery of this Agreement by such entity do not, and the performance of this Agreement by such entity will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.


                                  ARTICLE VI

                                 MISCELLANEOUS

                  SECTION 6.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

                  (a) If to the Company:

                            Sabine River Holding Corp.
                            Port Arthur Refinery
                            1801 South Gulfway Drive
                            Office Number 36
                            Port Arthur, Texas 77640
                            Attention:       K.W. Isom
                            Telecopy:        (409) 985-1444

                            (or if sent by U.S. Mail:

                            Port Arthur Coker Company L.P.
                            P.O. Box 908
                            Port Arthur, Texas 77641-0908
                            Attention:  K.W. Isom)

                            With copies to:

                            Clark Refining & Marketing, Inc.
                            8182 Maryland Avenue

                            St. Louis, Missouri 63105
                            Attention:       Richard A. Keffer
                            Telecopy:        (314) 854-1455

                  (b) If to Oxy:

                            c/o Occidental Petroleum Corporation
                            10889 Wilshire Blvd.
                            Los Angeles, California 90024
                            Telecopier No.: (310) 443-6812
                            Attention:       Stephen I. Chazen
                                             Executive Vice President,
                                             Corporate Development

                            With a copy to:

                            Occidental Petroleum Corporation
                            10889 Wilshire Blvd.
                            Los Angeles, California 90024
                            Telecopier No.: (310) 443-6333
                            Attention:       General Counsel

                  (c) If to Holdings:

                            Clark Refining Holdings Inc.
                            8182 Maryland Avenue
                            St. Louis, Missouri  63105
                            Telecopy:        (314) 854-1455
                            Attention:       Richard A. Keffer

                            With a copy to:

                            Simpson Thacher & Bartlett
                            425 Lexington Avenue
                            New York, New York  10017
                            Telecopier No.: (212) 455-2502
                            Attention:       Wilson S. Neely

                  SECTION 6.02 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and, except as may be required by Law or any listing agreement with any securities exchange, shall not issue any such press release or make any such public statement without the consent of the other parties.

                  SECTION 6.03 Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 6.05 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

                  SECTION 6.06 Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that this Agreement shall not inure to the benefit of any Prospective Transferee unless such Prospective Transferee shall have complied with the terms of Section 3.05. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Section 3.05 in all respects.

                  SECTION 6.07 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 6.08 Amendment. (a) Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Stockholders.

                  (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 6.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action proceeding.

                  SECTION 6.10 Counterparts. This Agreement may be executed (by original or telecopied signature) in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 6.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             SABINE RIVER HOLDING CORP.


                                             By:  /s/ Maura J. Clark
                                                  ___________________________
                                                  Name:    Maura J. Clark
                                                  Title:   Executive Vice
                                                           President and Chief
                                                           Financial Officer


                                             OCCIDENTAL PETROLEUM CORPORATION


                                             By:  /s/ Stephen I. Chazen
                                                  ___________________________
                                                  Name:    Stephen I. Chazen
                                                  Title:   Executive Vice
                                                           President --
                                                           Corporate
                                                           Development and
                                                           Chief Financial
                                                           Officer


                                             CLARK REFINING HOLDINGS INC.


                                             By:  /s/ Maura J. Clark
                                                  ___________________________
                                                  Name:    Maura J. Clark
                                                  Title:   Executive Vice
                                                           President and Chief
                                                           Financial Officer